Exhibit 11


                   CACI INTERNATIONAL INC AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE



                                  Three Months Ended    Nine Months Ended
                                       March 31,             March 31,
                                    1999       1998       1999       1998
                                  ------------------    ------------------

Net income                        $ 3,573    $ 3,106    $10,074    $ 8,410

Average shares outstanding
  during the period                10,892     10,813     10,875     10,758

Dilutive effect of stock options
  after application of treasury
  stock method                        319        386        328        376
                                   ------     ------     ------     ------

Average number of shares
   outstanding during the period   11,211     11,199     11,203     11,134
                                   ======     ======     ======     ======

Basic earnings per share          $  0.33    $  0.29    $  0.93    $  0.78
                                   ======     ======     ======     ======

Diluted earnings per share        $  0.32    $  0.28    $  0.90    $  0.76
                                   ======     ======     ======     ======